Exhibit 10.6

Severance Agreement between Wellesley Bank and Ralph Letner

The purpose of this letter is to confirm the terms of your severance compensation agreement with Wellesley Bank (the “Bank”). These terms supersede any prior agreement with the Bank.

If you are dismissed without “cause” or dismissed or demoted within twelve (12) months of the effective date of a “change in control,” as these terms are defined in the Wellesley Bank Employee Severance Compensation Plan dated January 25, 2012 (the “Plan”), you will be entitled to twenty-four (24) months of base salary.  In addition, the Bank will continue to pay the Bank’s share of health insurance premiums in accordance with the Bank’s existing health insurance plan.  The terms of your severance compensation shall be governed by and subject to the terms of the Plan except to the extent of a conflict with this letter, in which case this letter will control to the extent necessary to eliminate the conflict.  A copy of the Plan is attached for you reference.

Prior to being entitled to receive any severance payments or paid health insurance coverage and in consideration of the foregoing, you will be required to sign the Bank’s standard severance release in which you agree to release the Bank from any and all claims against the Bank to the extent permitted by law.

To confirm our agreement with the foregoing, please sign a copy of this letter and return it to my attention.

Should you have any questions, please call me at your convenience.

Date: November 26, 2014	/s/ Thomas J Fontaine
President and CEO
Accepted:
/s/ Ralph Letner